EXHIBIT 99.1

NEWS RELEASE

Southcross Energy             1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy LLC and TexStar Midstream Services, LP announce combination agreement

Southcross Energy Partners, L.P. to acquire a portion of TexStar Midstream

DALLAS, Texas, June 12, 2014 - Southcross Energy LLC, the owner of the general partner of Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”), today announced that it has entered into a definitive agreement to combine with TexStar Midstream Services, LP (“TexStar”), a privately held gas gathering and processing partnership located in the Eagle Ford shale region of South Texas. The transaction will create the premier Eagle Ford-focused midstream combination, which will include four processing plants, three fractionation facilities and approximately 3,700 miles of pipeline.
After the transaction closes, a newly formed company, Southcross Holdings LP (“Holdings”) will own 100% of the general partner of Southcross and equity interests in Southcross as well as former TexStar assets. EIG Global Energy Partners, Charlesbank Capital Partners and Tailwater Capital will each indirectly own approximately one-third of Holdings.
Simultaneously with closing, Southcross will acquire roughly one-third of TexStar’s midstream assets for approximately $450 million, consisting of $180 million in cash and 14.633 million newly-issued payment-in-kind (“PIK”) Southcross common units. The acquisition is expected to be accretive to Southcross’ distributable cash flow during the first year of operations. Holdings expects to offer over time TexStar’s remaining midstream assets to be sold as drop-downs into Southcross.

Strategic Highlights of Transaction

•	Scale - Significantly increases size of Southcross, enhancing its ability to attract rich gas in the Eagle Ford region.

•	Growth - Supports sustainable distribution growth for Southcross through expected future drop-downs of the substantial assets remaining at Holdings.

•	Operational and Financial Stability - More predictable distributable cash flow and enhanced customer service is expected from the large interconnected asset base in South Texas.

•	Integrated Business - Southcross’ existing model of an integrated wellhead to end user midstream business is complemented by the TexStar assets.

•	Synergies - Significant capital expenditure savings accrue through the combination of existing capacities.

•	Strong Sponsorship - Board leadership and financial backing come from three leading private equity sponsors: EIG Global Energy Partners, Charlesbank Capital Partners and Tailwater Capital.

Combined Entity

Holdings and Southcross together will operate 685 MMcf/d of processing capacity near the heart of the Eagle Ford shale region, over 90,000 barrels per day of fractionation capacity in South Texas and approximately 3,700 miles of pipeline. Following closing of the transaction, it is planned that Holdings’ and Southcross’ processing and fractionation facilities in South Texas will be interconnected, along with the majority of the pipeline systems.
Holdings and Southcross will continue on-going growth projects including Southcross’ Webb Pipeline, TexStar’s expansion of its Lancaster Gathering System and TexStar’s start-up of its fractionation facility near Corpus Christi

(“Robstown Fractionator”). Southcross will continue to own and operate its existing Mississippi and Alabama properties.

Immediate Drop-Down into Southcross

In conjunction with the closing of the transaction, Southcross will acquire the TexStar Rich Gas System. The Rich Gas System consists of a 300 MMcf/d cryogenic processing plant (“Lone Star Plant”), located in Bee County, Texas, and over 230 miles of rich natural gas gathering pipelines with approximately 300 MMcf/d of capacity across the core producing areas extending from Dimmit to Karnes Counties in the liquids-rich window of the Eagle Ford shale. A gas pipeline delivering the residue gas from the Lone Star Plant is also included in the Rich Gas System and is planned to be connected with the Southcross lean gas pipeline system and its end use markets in the Corpus Christi area.
The Rich Gas System will be acquired by Southcross for approximately $450 million funded with 14.633 million newly-issued PIK Southcross common units issued to Holdings and $180 million of cash from new borrowings at Southcross. The PIK units will have a 7% coupon and will be convertible into common units entitled to cash distributions upon, among other conditions, a 10% increase above Southcross’ current $0.40 per unit quarterly distribution payment. Southcross has also entered into a commitment for a new, fully-underwritten $570 million credit facility. The new credit facility will be used to finance the acquisition and provide additional funds for future growth capital projects and other partnership purposes.
The drop-down is expected to be accretive to Southcross’ distributable cash flow during the first year of operations and is also expected to enable Southcross to increase its distributions per unit commencing with distributions for the first quarter of 2015. In further support of distribution coverage while the Rich Gas System is ramping cash flow, Holdings has committed to forego, to the extent necessary and available, distributions on subordinated units following closing until distributable cash flow exceeds total distributions on Southcross’ issued and outstanding common and subordinated units.
The Rich Gas System has averaged approximately 100,000 MMBtu/d in processed volumes thus far during the second quarter of 2014 and is expected to increase to twice that by the second quarter of 2015.
David Biegler, Chairman and Chief Executive Officer of Southcross’ general partner, said, “There is a great deal to be excited about with the combination. These are highly complementary businesses. The transactions create a premier, fully integrated Eagle Ford-focused midstream company. The enhanced asset base and potential for further drop-downs, we believe, give us a clear path to generate significant distribution and value growth for our unitholders.”

“We are excited to join our business with Southcross and look forward to combining our capabilities to grow the business to a new level,” said Phil Mezey, Chief Executive Officer of TexStar. “We believe this transaction will significantly enhance the combined company’s ability to serve customers and compete effectively.”

Retained Systems at Holdings

The two remaining systems of TexStar - the Lancaster Gathering System and the NGL System - will be retained at Holdings and are expected to be available as future drop-downs into Southcross.
The Lancaster Gathering System in Frio and LaSalle Counties, Texas consists of over 550 miles of sweet and sour rich gas gathering lines and a gas treating facility with capacity of 90 MMcf/d that is expandable to over 250 MMcf/d. It is connected to the Rich Gas System and its gathered gas is processed at the Lone Star Plant. Gas throughput is rapidly ramping with expansion into new producing areas. Major construction is underway to add approximately 36 miles of gathering pipelines which are supported by additional volume commitments.
The NGL system consists of the Robstown Fractionator, a new 63,000 barrels per day fractionation facility approaching completion near Corpus Christi, Texas and over 100 miles of NGL pipelines. All NGL products will be delivered to end markets via pipelines, with multiple take away options for each, including a pipeline to a new export terminal and an adjacent petrochemical complex near Corpus Christi. Startup of the fractionator is anticipated in the third quarter of 2014. The Robstown Fractionator is already connected to the Lone Star Plant and connections to Southcross’ two processing plants in the area are planned.

Transaction Details

The transactions will be effected through a series of steps on the closing date. After the closing, Holdings will be indirectly owned approximately 36% by EIG Global Energy Partners, 30% by Charlesbank Capital Partners and 34% by Tailwater Capital. The applicable TexStar and Southcross entities have all signed the definitive agreements to effect the transactions.
With the completion of the above described transactions and the issuance of new common PIK units, Holdings will own the Lancaster Gathering System, the NGL System, an approximate 57% limited partner interest in Southcross and 100% of Southcross’ general partner, which owns a 2% general partner interest in Southcross and Southcross’ incentive distribution rights. Public unitholders will own the remaining 43% limited partner interest in Southcross.
The acquisition of the Rich Gas System by Southcross has been approved by the applicable committees and boards of directors of Holdings, TexStar and Southcross’ general partner. Financing for the entire transaction has been fully underwritten by a group of lenders including Wells Fargo, UBS Investment Bank and Barclays at the Southcross level and by UBS Investment Bank and Barclays at the Holdings level. Citi is serving as financial advisor to Southcross; Barclays, Evercore Partners and UBS Investment Bank are serving as financial advisors to TexStar. Jefferies is serving as financial advisor to the Conflicts Committee of the general partner of Southcross on the acquisition. The combination and the drop-down acquisition are expected to close during the third quarter of 2014, subject to customary closing conditions, including expiration of any required anti-trust filings under Hart-Scott-Rodino.

Benefits of the Combination

The transactions are expected to generate revenue and expense benefits and enable the companies to avoid substantial capital expenditures due to combined and rationalized assets. Southcross and TexStar have entered into a separate agreement that will link Southcross’ new Webb Pipeline to TexStar’s capacity on an existing western pipeline system, enabling Southcross to reduce the Webb Pipeline expenditures by approximately $50 million and accelerate timing for the opening of the pipeline.

Management and Board

Current management of Southcross and TexStar will fill key operating positions at Holdings, which will retain its Dallas headquarters. Holdings will continue to maintain its significant presence in San Antonio, Houston, Corpus Christi and Jackson, Mississippi. Key officers of the general partner of Southcross and Holdings will be David Biegler, the current Chairman and Chief Executive Officer of Southcross, who will be the Chairman and Chief Executive Officer; John Bonn, the current President and Chief Operating Officer of Southcross who will retain that position; Phil Mezey, the current Chief Executive Officer of TexStar who will be Executive Vice President; and J. Michael Anderson, the current Chief Financial Officer of Southcross who will be Chief Financial Officer.
The board of Holdings will consist of equal representation among Charlesbank Capital Partners, EIG Global Energy Partners and Tailwater Capital. The board of the general partner of Southcross will consist of equal representation of the same private equity sponsors plus representation of three independent directors and David Biegler as Chairman of the Board of Directors.

About Southcross, TexStar and their Sponsors

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,800 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. A portfolio company of Charlesbank Capital Partners, Southcross is headquartered in Dallas. Visit www.southcrossenergy.com for more information.
TexStar Midstream Services, LP, a portfolio company of EIG Global Energy Partners and Tailwater Capital, was formed in 2007. Through its significant gathering, treating, processing, Y-grade natural gas liquids transportation and fractionation system, TexStar offers a fully integrated solution in the core of the Eagle Ford shale. Its assets consist of three integrated systems: the Rich Gas System which includes a 300 MMcf/d processing plant and over 230 miles of rich natural gas gathering pipelines and residue trunklines; the Lancaster Gathering System which includes 550 miles of sweet and sour rich gas gathering lines and a gas treating facility; and the NGL system which consists of a 63,000 barrel per day fractionation facility. Visit www.texstarms.com for more information.
EIG is a leading institutional investor to the global energy sector with $15.4 billion under management as of March 31, 2014. EIG specializes in private investments in energy, resources and related infrastructure. During its 32-year history, EIG has invested over $16 billion in the sector through more than 290 projects or companies in 34 countries on 6 continents. EIG's clients include many of the leading pension plans, insurance companies, endowments, foundations and sovereign wealth funds in the U.S., Asia and Europe. EIG is headquartered in Washington, DC, with offices in Houston, London, Sydney, Hong Kong, Seoul and Rio de Janeiro. Energy Fund XVI is the most recent flagship investment fund of EIG with $6.0 billion raised as of its final closing in November 2013. Visit www.eigpartners.com for more information.

Charlesbank Capital Partners, based in Boston and New York, is a middle-market private equity investment firm managing more than $2 billion of capital. Charlesbank focuses on management-led buyouts and growth capital financings, typically investing $50 million to $150 million per transaction in companies with enterprise values of $100 million to $750 million. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantages and excellent prospects for growth. For more information, visit www.charlesbank.com.

Tailwater Capital is a Dallas-based private equity firm focused on middle-market energy investments. Tailwater’s principals have a wealth of experience providing growth equity capital across all domestic energy sectors, having invested over $1.1 billion in equity capital in the space over the past 14 years. Visit www.tailwatercapital.com for more information.

Conference Call Information

Southcross will hold a conference call on Thursday, June 12, 2014, at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) to discuss the transaction. The call can be accessed live over the telephone by dialing (877) 705-6003 or, for international callers, (201) 493-6725. The replay of the call will be available shortly after the call and can be accessed by dialing (877) 870-5176 or, for international callers, (858) 384-5517. The passcode for the replay is 13584535. The replay of the conference call will be available for approximately two weeks following the call.

Interested parties may also listen to a simultaneous webcast of the call on Southcross’ website at www.southcrossenergy.com under the “Investors” section. A replay of the webcast will also be available for approximately two weeks following the call.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations, plans, strategies, objectives and growth of Southcross and its subsidiaries, including guidance regarding distribution changes, infrastructure programs (including the timing and cost with respect to the Webb Pipeline); acquisition activity, including Southcross’ ability to complete the drop-down transaction; projected capital expenditures and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources for the drop-down transaction; and anticipated synergies from the drop-down transaction. Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual

Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2014 and in other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States, or GAAP. We also present the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow. We define Adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation and amortization expense, certain non-cash charges such as non-cash equity compensation and unrealized gains/losses on derivative contracts, major litigation net of recoveries, transaction expense, revenue deferral adjustment and selected charges that are unusual or non-recurring; less interest income, income tax benefit, unrealized gains on commodity derivative contracts and selected gains that are unusual or non-recurring. Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. We define gross operating margin as the sum of contract revenues less the cost of natural gas and NGLs sold. We define distributable cash flow as Adjusted EBITDA plus interest income, less cash paid for interest (net of capitalized costs), income tax expense and maintenance capital expenditures.

We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider any of Adjusted EBITDA, gross operating margin or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, gross operating margin and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

###

Contact:
Southcross Energy Partners, L.P.
Kristin Donnally, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com